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                                   FORM N-8A

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                   FORM N-8A

                         NOTIFICATION OF REGISTRATION
                     FILED PURSUANT TO SECTION 8(a) OF THE
                        INVESTMENT COMPANY ACT OF 1940

               The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name: Voskian Funds Trust

Address of Principal Business Office (No. & Street), City, State, Zip Code):



Telephone Number (including area code):

Name and address of agent for service of process:

Michael J. Voskian



Check Appropriate Box:

Registrant is filing a Registration Statement pursuant to
Section 8(b) of the Investment Company Act of 1940
concurrently with the filing of Form N-8A.                     YES  X  NO ___
                                                                   ---
                           SIGNATURES

Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf in the city of New York and state of New York on the 12 of April, 2000.



[SEAL]                                  Signature      Voskian Funds Trust
                                                       (Name of Registrant)


                                        BY    /s/ Michael J. Voskian
                                                  ------------------
                                                  (Name of director, trustee or
                                                  officer signing on behalf of
                                                  Registrant)

Attest:________________________
             (Name)


_______________________________
            (Title)